CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS OF

THE OPPENHEIMER FUNDS, OPPENHEIMERFUNDS, INC., OFI GLOBAL ASSET

MANAGEMENT, INC. AND OFI STEELPATH, INC.

This Code of Ethics for Principal Executive and Financial Officers (referred to in this document as the “Code”) has been adopted by each of the investment companies for which OppenheimerFunds, Inc. (“OFI”), OFI Global Asset Management, Inc. (“OFI Global”) , OFI SteelPath, Inc. (“OFI SteelPath”) or one of OFI’s other subsidiaries (referred to collectively in this document as “OFI”) acts as investment adviser (individually, a “Fund” and collectively, the “Funds”), and by OFI to effectuate compliance with Section 406 under the Sarbanes-Oxley Act of 2002 and the rules adopted to implement Section 406.

This Code applies to OFI’s and each Fund’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (“Covered Officers”). A listing of positions currently within the ambit of Covered Officers is attached as Exhibit A.1

INTRODUCTION / DEFINITION / POLICY STATEMENT:

In general, the principles that govern honest and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum, the following: (1) the duty at all times in performing any responsibilities as a Fund financial officer, controller, accountant or principal executive officer to place the interests of the Funds ahead of personal interests; (2) the fundamental standard that Covered Officers should not take inappropriate advantage of their positions; (3) the duty to assure that a Fund’s financial statements and reports to its shareholders are prepared honestly and accurately in accordance with applicable rules, regulations and accounting standards; and (4) the duty to conduct the Funds’ business and affairs in an honest and ethical manner. Each Covered Officer should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

It is acknowledged that, as a result of the contractual relationship between each Fund and OFI, of which the Covered Officers are also officers or employees, and subject to OFI’s fiduciary duties to each Fund, the Covered Officers may, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on OFI and the Funds. It is further acknowledged that the participation of the Covered Officers in such activities is inherent in the contractual relationship between each Fund and OFI and is consistent with the expectations of the Board of Trustees/Directors of the performance by the Covered Officers of their duties as officers of the Funds.

POLICY DETAILS:

A.	POLICY STATEMENT

1 The obligations imposed by this Code on Covered Officers are separate from and in addition to any obligations that may be imposed on such persons as Covered Persons under the Code of Ethics adopted by OFI and the Funds under Rule 17j-1 of the Investment Company Act of 1940, as amended and any other code of conduct applicable to Covered Officers in whatever capacity they serve. This Code does not incorporate by reference any provisions of the Rule 17j-1 Code of Ethics and accordingly, any violations or waivers granted under the Rule 17j-1 Code of Ethics will not be considered a violation or waiver under this Code.

Overview. As a means of implementing Section 406 of SOX (“Section 406”), the SEC has adopted certain rules that require a mutual fund to disclose:

●

Whether or not it has adopted a code of ethics that applies to the mutual fund’s principal executive officer, principal financial officer, principal accounting officer, controller or any other person that performs similar functions (each a “Covered Officer” and, collectively, the “Covered Officers”);

●	Why, if it has not adopted such code, it has not done so; and
●	Amendments to, and waivers from, the code of ethics relating to any of the Covered Officers.

Section 406 defines a “code of ethics” to mean such standards as are reasonable necessary to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the issuer; and

●	Compliance with applicable laws, rules and regulations.

This Code of Ethics for Principal Executive and Financial Officers (the “Executive Code”) sets forth standards and procedures to ensure compliance with SOX Section 406 and shall apply to each Covered Officer of the Funds and ETF Trust (referred to herein as the “Funds”).

Honest and ethical conduct. This Executive Code is intended to assure that the behavior of Covered Officers does not put, or appear to put, the interests of other parties above those of the Funds and that conflicts of interest are identified and handled ethically. A conflict of interest occurs when a Covered Officer allows, or appears to allow, advantages that could otherwise be avoided or ameliorated, to other parties at the expense of a Fund. Such advantages may benefit a Covered Officer’s own private interests over the interests of the Funds. Conflicts of interest may also arise when, in addition to serving as a Covered Officer of the Funds, a Covered Officer also holds a position as an officer or employee of an investment adviser or other entity retained by a Fund. A conflict of interest may be created if a Covered Officer who also serves as an officer or employee of an investment adviser to the Funds, provides benefits to another party that are improper, or that are a breach of the Covered Officer’s fiduciary relationship to the Funds, if the benefit was derived from such Covered Officer’s position with the Funds.

The compliance programs and procedures of the Funds and the investment adviser(s) to the Funds are designed to prevent, or identify and correct, violations of provisions set forth in the Investment Company Act and the Investment Advisers Act, including certain conflict of interest provisions. The obligations imposed by this Executive Code on Covered Officers are separate and in addition to any obligations imposed on such persons under any other procedures, such as the Code of Ethics adopted by the Funds and the investment advisers to the Funds pursuant to Rule 17j-1 under the Investment Company Act. This Executive Code does not, and is not intended to, repeat or replace these programs and procedures. Violations of such other programs and procedures shall be addressed in accordance with the applicable program or procedure, unless or until it is determined that a violation of such program and procedure is also a violation of this Executive Code.

If a Covered Officer becomes aware of a conflict of interest or perceives there to be a conflict of interest, such Covered Officer shall promptly report the matter to the Funds’ Chief Compliance Officer or the OFI General Counsel. Upon receipt of a report, the Chief Compliance Officer or OFI General Counsel will take prompt steps to determine whether a conflict or perceived conflict of interest exists. If it is determined that an actual or perceived conflict of interest exists, the Chief Compliance Officer or OFI General Counsel will take steps to resolve the conflict or the appearance of a conflict. If it is determined that no conflict or appearance of a conflict exists, the Chief Compliance Officer or OFI General Counsel shall meet with the Covered Officer to advise him or her of such finding and of his or her reason for taking no action. In lieu of determining whether a conflict or appearance of conflict exists, the matter may be referred to the Funds’ Boards.

Prohibited Activity: No Covered Officer shall, in connection with carrying out his or her duties on behalf of the Funds:

●

Use information concerning business and affairs of the Funds, including the investment intentions of the Funds, for personal gain to himself or herself, his or her family or friends or any other person, or in a manner detrimental to the interests of the Funds or the shareholders of the Funds;

●

Use his or her ability to influence investment intentions for personal gain to himself or herself, his or her family or friends or any other person or in a manner detrimental to the Funds or the shareholders of the Funds;

●

Use his or her personal influence or personal relationships to influence the preparation and issuance of financial reports of a Fund whereby the Covered Officer would benefit personally to the detriment of Funds or the shareholders of the Funds;

●	Intentionally take any action or fail to take any action in connection with his or her official acts on behalf of the Funds that causes the Funds to violate applicable laws, rules and regulations;

●	Employ any device, scheme, artifice or manipulative practice to defraud the Funds or the shareholders of the Funds;

●

Intentionally cause the Funds to make any untrue statement of a material fact or omit to state a material fact that conflicts with statements made in official documents, regulatory filings, financial statements or communications to the public;

●

Intentionally cause the Funds to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement of full, fair, accurate, understandable and timely disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications;

●

Intentionally mislead or fail to provide material information to the independent auditors of the Funds or to the Board of Trustees/Directors or the officers of the Funds or their investment adviser(s) in connection with financial reporting matters;

●	Intentionally cause a Fund to be financially disadvantaged or to bear unwarranted expenses;

●	Retaliate against others for, or otherwise discourage the reporting of, actual or apparent violations of this Code.

Waivers. Covered Officers requesting a waiver of any of the provisions of the Executive Code must submit a written request for such waiver to the Compliance Department, setting forth the basis of such request and all necessary facts upon which such request can be evaluated.

The Compliance Department shall review such request and make a written determination thereon, which shall be binding. The Compliance Department may, in reviewing such request, consult in its discretion with legal counsel to the Funds, or the Board, if applicable.

In determining whether to waive any of the provisions of this Code, the Compliance Department shall consider whether the proposed waiver:

●	Is prohibited by this Executive Code;
●	Is consistent with honest and ethical conduct; and
●	Will result in a conflict of interest between the Covered Officer’s personal and professional obligations to a Fund.

For purposes of clarification, a determination by a Board as to the appropriate handling of a conflict of interest that has been disclosed to it and that does not involve unethical or fraudulent conduct does not constitute a waiver of this Executive Code.

Sanctions. Any violation of this Executive Code shall be subject to the imposition of such sanctions as may be deemed appropriate under the circumstances and may include, without limitation, a letter of censure, suspension from employment or termination of employment.

B.	POLICY IMPLEMENTATION

Each Covered Officer shall:

●	Certify that he or she has received, read and understands his or her obligations under the Executive Code (upon becoming subject to the Executive Code and annually thereafter); and
●

At least annually, all Covered Officers shall certify that they have compiled with the requirements of the Executive Code and that they have disclosed or reported violations of the Executive Code to the Chief Compliance Officer; and

●	Promptly report to the Chief Compliance Officer of the Funds or the General Counsel if he or she becomes aware of any actual or perceived conflict of interest.

The Compliance Department shall:

●	Maintain the current list of Covered Officers;
●	Furnish each Covered Officer with this Executive Code when such individual becomes subject to the Executive Code and annually thereafter;
●	Periodically inform each Covered Officer of his or her duties and obligations under this Executive Code;
●	Provide Fund Treasury with information with respect to amendments to, or waivers of, this Executive Code;
●	Provide the Boards with a quarterly report setting forth:

¡	A description of any report submitted by a Covered Officer of a conflict of interest or perceived conflict of interest and the disposition thereof;
¡	A description of any request for a waiver from the Executive Code and the disposition thereof;
¡	Any violation of the Executive Code that has been reported or detected and the sanction imposed;
¡	Any other significant information arising under the Executive Code.

Fund Treasury shall ensure that the applicable Form N-CSR:

●	Provides disclosure to the effect that the Funds have adopted the Executive Code;
●	Includes the current Executive Code as an exhibit; and
●	Provides disclosure with respect to any waivers that have been granted under the Executive Code.

Amendments. At least annually, the Board of each Fund shall review the Executive Code and consider whether any amendments are necessary or desirable. Proposed amendments to the Executive Code shall be presented to the Boards for review and approval at such times other than the annual review as deemed necessary or desirable by the Chief Compliance Officer.

Approved by the Denver Board of the Oppenheimer Funds on August 2016

Approved by the New York of the Oppenheimer Funds on September 2016

Approved by OFI Legal and Compliance on July 2016

Exhibit A

Positions Covered by this Code of Ethics for Principal Executive and Financial Officers*

Each Oppenheimer fund

President (Principal Executive Officer)

Treasurer (Principal Financial Officer)

OppenheimerFunds, Inc., OFI Global Asset Management, Inc., OFI SteelPath, Inc., and VTL Associates, LLC

President (Principal Executive Officer)

Chief Executive Officer (Principal Executive Officer)

Chief Financial Officer Principal Financial Officer)

Treasurer (Principal Financial Officer)

*	There are no other positions with the Funds, OFI, OFI Global, OFI SteelPath, Inc., or VTL Associates, LLC held by persons who perform similar functions to those listed above.